Exhibit 10.168

EIGHTH MODIFICATION OF LEASE

This Eighth Modification of Lease made as of this 19th day of July, 2018 by and between JEFFREY MANAGEMENT CORP. AS MANAGER FOR FRENCH PARTNERS LLC AND NEW YORK FRENCH BUILDING CO-INVESTORS, LLC, TENANTS-IN-COMMON, having an address at 7 Penn Plaza, New York, New York 10001 (hereinafter referred to as the “Landlord”) and INTER PARFUMS, INC., having an address at 551 Fifth Avenue, New York, New York 10176 (hereinafter referred to as the “Tenant”).

W I T N E S S E T H

WHEREAS, Landlord’s predecessor in interest and Tenant’s predecessor in interest have entered into a certain lease dated January 13, 1992, as amended by Modification of Lease dated June 17, 1994, Second Modification of Lease dated April 30, 1997, Third Modification of Lease dated June 17, 2002, Fourth Amendment of Lease dated February 14, 2006, Fifth Modification of Lease dated June 23, 2006, Sixth Modification of Lease dated February 24, 2011 and Seventh Modification of Lease dated February 7, 2013 (hereinafter collectively referred to as the “Existing Lease”) for Suite 1522, Suite 1502, Suite 1501 and Suite 1501A as more fully indicated on the attached Exhibit “A” (hereinafter referred to as the ” Existing Demised Premises”) in the building known as 551 Fifth Avenue, New York, New York 10176 (hereinafter referred to as the “Building”).

WHEREAS, Tenant wishes to lease additional space on the fourteenth (14th) floor known as Suite 1400 (“Additional Space”), as more fully indicated on the attached Exhibit “B” from the Landlord (hereinafter referred to as the “Additional Space”) and Landlord is willing to lease said Additional Space to Tenant.

WHEREAS, Landlord and Tenant desire to amend the Existing Lease as hereinafter provided. The Existing Lease, as hereinafter amended, shall be referred to as the Lease.

NOW THEREFORE, in consideration of these premises, mutual covenants and agreements contained herein and other good and valuable consideration, receipt of which is hereby acknowledged the parties hereby agree as follows:

I.      All of the original terms used in the Eighth Modification of Lease not defined herein have the same meanings as described in the Existing Lease.

II.     Commencing on the later of (i) January 1, 2019; or (ii) the date Landlord delivers the Additional Space to Tenant with Landlord’s Work substantially completed (“Additional Space Commencement Date”):

A.       The Landlord hereby leases to Tenant pursuant to the terms of the Lease,and Tenant hereby accepts for lease from Landlord the Additional Space and same shall be incorporated into and made a part of the Demised Premises. (The Additional Space and the Existing Demised Premises shall be collectively referred to as the Demised Premises”).

B.       The term of the Existing Lease that is currently scheduled to expire on April 30, 2024 shall be extended so that the new expiration date of the Lease shall be the later of (i) May 31, 2029 or (ii) the last day of the one hundred twenty-fifth (125th) month following the Additional Space Commencement Date (“Additional Space Expiration Date”).

C.       The billing for the entire Demised Premises shall be as more fully indicated on the attached Exhibit “C”.

D.       Article 35A of the Lease, as amended, shall be further amended for the entire Demised Premises as follows:

(i)       On the third (3rd) line the number “3.92” shall be deleted and replaced with the number “5.78”.

(ii)       On the sixth (6th) line the language “July 1, 2013 through June 30, 2014” shall be deleted and replaced with the language “July 1, 2018 through June 30, 2019”.

III.    Landlord shall provide electric energy to the Demised in accordance with Article 37 of the Lease as amended.

IV.    Tenant agrees to accept the Demised Premises in its present “as is” condition and Landlord shall not be required to do any work or furnish any materials in connection therewith, except that Landlord shall perform the following work (“Landlord’s Work”):

a.       Partition the Premises in accordance with Tenant’s Final Schematic Plans, attached hereto and marked Exhibit “D” which shall be drawn by Landlord’s architect at Landlord’s sole cost and expense. In addition, Landlord shall make improvements to the Demised Premises as per Tenant’s Construction Plans (Landlord to provide) at Landlord’s sole cost and expense which shall include an internal staircase connecting the Additional Space to the fifteenth (15th) floor of the Building. Landlord and Tenant acknowledge and agree that the Landlord’s architect is currently preparing final architectural and mechanical plans (the “Plans”) for Landlord’s Work. Landlord agrees to submit such Plans to Tenant for Tenant’s approval. The Plans will be subject to Tenant’s prior written approval which shall not be unreasonably withheld or delayed. Tenant will deliver to Landlord written approval of the Plans and/or written notice of any objections Tenant has to the Plans no later than ten (10) business days after Tenant’s actual receipt of the Plans from Landlord. Landlord will cause the Plans to be revised to satisfy Tenant’s reasonable objections and resubmit to Tenant within five (5) business days after Landlord’s receipt of Tenant’s objection, if any. The terms as described in this paragraph shall be in effect until such time as Landlord and Tenant mutually approve the Plans.

V.     Notwithstanding anything contained herein, provided Tenant is not in default of any of the terms, covenants and conditions of the Lease, Landlord and Tenant agree that Tenant shall not be obligated to pay any Annual Rent for the Demised Premises for the second (2nd), twenty-fourth (24th), forty-eighth (48th), sixtieth (60th) and seventy-second (72nd) full months following the Additional Space Commencement Date. Tenant agrees however that the credit due for each month will be limited to the monthly Annual Rent due and payable by Tenant during the initial lease year ($116,032.00) per month. Tenant shall be obligated to pay all additional rent and utility charges (including the monthly submetered electric), as additional rent due during the above mentioned “rent free” period.

VI.    Tenant represents that it has dealt with no broker other than Jeffrey Management Corp. Tenant agrees to indemnify, defend and hold Landlord harmless (including attorneys’ fees) from and against any and all claims for brokerage commissions made by any other party claiming to act for or on behalf of Tenant concerning this transaction.

VII.   Pursuant to the terms and conditions of the Lease, Tenant has heretofore deposited with Landlord the sum of $14,137.50 plus any accrued interest, as security thereunder, which Landlord acknowledges receipt thereof.

Provided that prior to the Additional Space Commencement Date, Landlord shall not have used, applied or retained the whole or part of said sum of $14,137.50 plus any accrued interest, the parties hereto agree that said sum of $14,137.50 plus any accrued interest, shall be held by Landlord as security hereunder pursuant to the provisions of Articles 33 and 55 of the Lease.

VIII. Provided Tenant is not in default of any of monetary or material non-monetary obligations under the Lease beyond the expiration of any grace or cure period, Tenant shall have the right upon notice given to Landlord, to lease all or any of the additional space located on the fourteenth (14th) floor, as more fully indicated on the attached Exhibit “E” (“Expansion Space”). Said option shall be exercisable by Tenant upon notice to Landlord given not less than twelve (12) months prior to the expiration of the leases in question previously entered into by Landlord as listed (and with the expiration dates identified) on the attached Exhibit “E”. Provided however, in the event Landlord receives an offer from a third party to lease the suite 1425 portion of the Expansion Space (“Suite 1425”), then the Landlord shall notify Tenant in writing within thirty (30) days of such offer and Tenant shall, within thirty (30) days receipt of such notice, have the right to exercise its option to lease Suite 1425upon the terms and conditions in this Article VIII. The term applicable to the Expansion Space shall be co-terminus with that applicable to the Demised Premises. In addition, if any portion of the Expansion Space becomes available prior to the scheduled expiration date , then Landlord shall notify Tenant in writing within thirty (30) days of the availability and Tenant shall, within thirty (30) days receipt of such notice, have the right to exercise its option to lease such Expansion Space upon the terms and conditions in this Article VIII. If Tenant fails to exercise Tenant’s option to lease the Expansion Space in a timely manner, then Tenant shall have waived its right to lease the said portion of the Expansion Space until such time as that said portion of the Expansion Space becomes available again, in which event Landlord shall offer the space to Tenant in accordance with this Article VIII. The Annual Rent that Tenant shall be obligated to pay for the Expansion Space shall be shall be the Fair Market Rent at that time.

In the event the Landlord and Tenant cannot agree upon the then Fair Market Rent for said Expansion Space within six (6) months from the date that Tenant furnishes notice to Landlord of Tenant’s intention to exercise said option then such Fair Market Rent shall be determined as follows:

The Landlord and Tenant shall each name one appraiser to determine the fair market rent; if the two appraisers cannot agree upon the Fair Market Rent within thirty (30) days, they shall appoint a third appraiser, and the decision of the majority of them shall be binding upon all parties. Each appraiser appointed shall be qualified as a New York State Certified General Appraiser.

IX.   All of the capitalized terms used in the Lease not defined herein have the same meaning as described in the Lease.

X.     This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and permitted assigns.

XI.    Except as herein expressly modified, all terms, covenants and conditions of the Lease are hereby ratified and certified in all respects thereto.

IN WITNESS WHEREOF the parties hereto have executed this instrument as of the day first above written.

JEFFREY MANAGEMENT CORP. AS MANAGER FOR FRENCH PARTNERS LLC AND NEW YORK FRENCH BUILDING CO-INVESTORS, LLC, TENANTS-IN-COMMON

By:	/s/ Jeffrey J. Feil
Jeffrey J. Feil – Managing Member

INTER PARFUMS, INC.

By:	/s/ Russell Greenberg
Russell Greenberg,
Executive Vice President